Guaranteed Lifetime Withdrawal Benefit Rider

Single Life

SecureSource Core PlusSM benefit

This rider is made a part of the contract to which it is attached and is effective on the Contract Date. Except where this rider provides otherwise, it is subject to all of the terms, conditions and limitations of the contract. If there is any conflict between the contract, including any attached riders and endorsement provisions, these rider provisions take precedence.

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) described in this rider. The Annual Rider Fee will be determined by the investment option(s) You select. Your initial investment options and investment selection are shown under Contract Data. We reserve the right to modify the available investment options at any time as described in this rider. We will notify You of any changes, or limitations, to the available investment options.

Excess Withdrawals may reduce benefits by more than the dollar amount of the Withdrawals. You may contact Us prior to requesting a Withdrawal to determine whether the amount of the Withdrawal will exceed the guaranteed amount that can be withdrawn.

The purpose of the Guaranteed Lifetime Withdrawal Benefit provided by this rider is to provide security through a stream of income payments to the Owner. This benefit will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Assignment and Change of Ownership provision of this rider.

The additional charge for this rider is described in the Rider Charges provision. This rider cannot be terminated except under the limited circumstances described in the Termination of the Rider provision.

Definitions

The following words are used often in this rider. When We use these words, this is what We mean:

Age Bands

The age ranges shown under Contract Data. You must be at least the youngest age shown in the first Age Band for the Annual Lifetime Payment (ALP) to be established. After the ALP is established, in addition to Your age, other factors determine when You move to a higher Age Band as described in the Lifetime Payment Percentage provision.

Annual Credit, Credit Period

The Annual Credit is an amount that can be added to the Benefit Base on Rider Anniversaries during a Credit Period, subject to limitations. The duration of a Credit Period and Annual Credit percentages are shown under Contract Data. The Credit Period starts on the Rider Effective Date and will restart whenever there is an increase of the Benefit Base due to an Annual Step-Up on a Rider Anniversary, subject to limitations. See the Rider Anniversary Processing provision.

Annual Lifetime Payment (ALP)

The lifetime benefit amount available for Withdrawal each contract year after the Covered Person has reached the youngest age in the first Age Band shown under Contract Data.

Annual Step-Up

On each Rider Anniversary, You may receive an Annual Step-Up which, if applicable, increases the Benefit Base and/or the Principal Back Guarantee. If the Benefit Base increases due to an Annual Step-Up, a Credit Period will restart and, if You are eligible for a higher Age Band, the Lifetime Payment Percentage may increase.

Base Doubler, Base Doubler Date

Used one-time to adjust Your Benefit Base on the Base Doubler Date, as shown under Contract Data, subject to limitations. The Base Doubler cannot be withdrawn or annuitized and is not payable as a death benefit.

Benefit Base (BB)

Used to determine the Annual Lifetime Payment and the annual rider charge. The BB is separate from Your Contract Value and cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

Covered Person

The person whose life is used to determine when the Annual Lifetime Payment is established and the duration of the ALP payments. The Covered Person is the Owner unless otherwise specified under Contract Data. If the Owner is a non-natural person (e.g., an irrevocable trust or corporation) or a revocable trust, the Covered Person is the Annuitant.

Credit Base (CB)

Used to determine the Annual Credit. The CB cannot be withdrawn or annuitized and is not payable as a death benefit.

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Excess Withdrawal

Any Withdrawal taken before the ALP is established or any Withdrawal that is greater than the Remaining Annual Lifetime Payment.

Excess Withdrawal Processing

Reduces benefits under this rider if an Excess Withdrawal is processed.

Lifetime Payment Percentage

Used to calculate Your Annual Lifetime Payment. The percentage used can vary as described in the Lifetime Payment Percentage provision. The Lifetime Payment Percentages are shown under Contract Data.

Principal Back Guarantee (PBG)

The total amount You or Your beneficiaries receive under the rider.

Remaining Annual Lifetime Payment (RALP)

After the ALP is established, the guaranteed amount that can be withdrawn during the remainder of the current contract year.

Rider Anniversary

The same date as Your Contract Anniversary. It is the same Day and month as the Rider Effective Date each year that the rider remains in force.

Rider Effective Date

This rider is effective as of the Contract Date.

Withdrawal

For purposes of this rider, the term “Withdrawal” is equal to the term “surrender” in Your contract and any other riders, and the amount of a Withdrawal is the amount by which Your Contract Value is reduced as a result of Your surrender request. It may differ from the amount of Your request due to any surrender charge and any market value adjustment.

Guaranteed Lifetime Withdrawal Benefit

The Guaranteed Lifetime Withdrawal Benefit rider guarantees that, regardless of investment performance, You may take Withdrawals up to the lifetime benefit amount each contract year after the lifetime benefit is established. Your age at the time of the first Withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision.

As long as Your total Withdrawals during the contract year do not exceed the lifetime benefit amount, You will not be assessed a surrender charge and no market value adjustment will be applied. If You withdraw a larger amount, the excess amount will be assessed any applicable surrender charges and any applicable market value adjustment. Also, benefits will be reduced in accordance with Excess Withdrawal

Processing. At any time, You may withdraw any amount up to Your entire surrender value, subject to Excess Withdrawal Processing under the rider.

The rider also guarantees that You or Your beneficiary will get back purchase payments You have made, increased by Annual Step-Ups, through Withdrawals and/or payments by Us over time. This Principal Back Guarantee is described in the Death Benefit Before the Annuitization Start Date provision.

Subject to conditions and limitations, the lifetime benefit amount can be increased if an Annual Credit is available, a Base Doubler is applied or an Annual Step-Up increases the Benefit Base on a Rider Anniversary. An Annual Step-Up can also increase the Principal Back Guarantee on a Rider Anniversary. See the Rider Anniversary Processing provision.

We may modify the fee for this rider as described in the Rider Charges provision.

The following describes how the lifetime benefit amount is determined.

Annual Lifetime Payment (ALP)

The ALP is established on the later of (1) the Rider Effective Date if the Covered Person has reached the youngest age in the first Age Band, or (2) the date the Covered Person’s Attained Age equals the youngest age in the first Age Band.

When the ALP is established and at all times thereafter, the ALP is equal to the BB multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or the BB changes as described below, the ALP will be recalculated.

If You withdraw less than the ALP in a contract year, the unused portion does not carry over to future contract years.

Remaining Annual Lifetime Payment (RALP)

The RALP is established at the same time as the ALP. The RALP equals the ALP less all Withdrawals in the current contract year, but it will not be less than zero.

Lifetime Payment Percentage

The Lifetime Payment Percentage is used to calculate the ALP and is shown under Contract Data for each Age Band.

Age Band for the Lifetime Payment Percentage

The Age Band for the Lifetime Payment Percentage is determined at the following times:

1.	When the ALP is established

The Age Band for the Lifetime Payment Percentage used to calculate the initial ALP is determined by the Covered Person’s Attained Age.

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2.	On the Covered Person’s subsequent birthdays

Except as noted below, if the Covered Person’s new Attained Age is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.

However, if You decline an increase to the annual rider fee or if a Withdrawal has been taken since the ALP was established, then the Age Band for the Lifetime Payment Percentage will not change on subsequent birthdays.

3.	Upon Annual Step-Ups as described in the Rider Anniversary Processing provision

Rider Effective Date Values, Additional Purchase Payments and Withdrawals

Your lifetime benefit values and Principal Back Guarantee are determined at the following times and are subject to the maximum amount as shown under Contract Data:

1.	At Rider Effective Date

The CB, BB and PBG are set equal to the initial purchase payment. The Base Doubler is set equal to the initial purchase payment multiplied by the applicable Base Doubler Percentage, shown under Contract Data.

2.	When an additional purchase payment is made

The BB and PBG will be increased by the amount of each additional purchase payment.

If the CB is greater than zero, the CB will be increased by the amount of each additional purchase payment.

If the Base Doubler is greater than zero, the Base Doubler will be increased by the amount of each additional purchase payment multiplied by the applicable Base Doubler percentage based on the purchase payment date.

See the Purchase Payments Provisions under Contract Provision Modifications for purchase payment limitations.

3.	When a Withdrawal is taken

If the CB is greater than zero, Annual Credits will not be added to the BB on the following Rider Anniversary.

If the Withdrawal is taken before the Base Doubler Date, the Base Doubler is permanently set to zero.

The BB, CB and PBG can be adjusted, but they will not be less than zero.

a.	If the ALP is not established, Excess Withdrawal Processing will occur as follows.
The BB and CB will be reduced by the same proportion that the Contract Value is reduced. The proportional amount deducted is the “Adjustment for Withdrawal,” calculated as follows:

a X b                where:

    c

a =	the amount of the Withdrawal

b =	the CB or BB (as applicable) on the date of (but prior to) the Withdrawal

c =	the Contract Value on the date of (but prior to) the Withdrawal

The PBG will be reduced by the greater of the amount of the Withdrawal or the “Adjustment for Withdrawal,” substituting the PBG for the CB or BB.

b.	If the ALP is established and the Withdrawal is less than or equal to the RALP, the BB and CB do not change and the PBG is reduced by the amount of the Withdrawal.

c.	If the ALP is established and the Withdrawal is greater than the RALP, Excess Withdrawal Processing will occur, and the BB and CB will be reduced by an amount calculated as follows:

d X e                where:

    f

d =	the amount of the Withdrawal minus the RALP

e =	the BB or CB (as applicable) on the date of (but prior to) the Withdrawal

f =	the Contract Value on the date of (but prior to) the Withdrawal minus the RALP

The PBG will be reduced by the greater of (1) the amount of the Withdrawal or (2) the RALP plus the Excess Withdrawal Processing amount calculated above, substituting the following for “e” in the formula: the PBG on the date of (but prior to) the Withdrawal minus the RALP.

Rider Anniversary Processing

The following describes how the BB, CB and PBG are calculated on Rider Anniversaries, subject to the maximum amount shown under Contract Data, and how the Lifetime Payment Percentage can change on Rider Anniversaries. If the Rider Anniversary falls on a Day that the New York Stock Exchange is closed, the anniversary Contract Value (for the Variable Account portion only) is based on the close of business values on the next Valuation Date.

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1.	Annual Credits

If You did not take any Withdrawals during the prior contract year and You did not decline an increase to the annual rider fee, an Annual Credit may be available.

a.	On the First Rider Anniversary

The Annual Credit equals the CB 180 Days following the Rider Effective Date multiplied by the Annual Credit Percentage shown under Contract Data for the first Rider Anniversary.

The BB will be increased by the Annual Credit.

b.	On Any Other Rider Anniversary During a Credit Period

The Annual Credit equals the CB as of the prior Rider Anniversary multiplied by the Annual Credit Percentage associated with the current Rider Anniversary for this Credit Period.

The BB will be increased by the Annual Credit.

The CB will be set to zero on the last Rider Anniversary of a Credit Period after any adjustment to the BB, and there will be no additional Annual Credits unless the Credit Period restarts due to an Annual Step-Up of the BB.

The CB will be permanently set to zero on the Maximum CB Date shown under Contract Data.

2.	Base Doubler

If You did not take any Withdrawals since the Rider Effective Date and You did not decline an increase to the annual rider fee, on the Base Doubler Date the BB (after any Annual Credit is added) will be increased to the Base Doubler if greater.

The Base Doubler will be permanently set to zero on the Base Doubler Date (after any adjustment to the BB).

3.	Annual Step-Up

Beginning with the first Rider Anniversary, an Annual Step-Up may be available. If You decline an increase to the annual rider fee, Annual Step-Ups will no longer be available.

The Annual Step-Up will take place on any Rider Anniversary where the Contract Value (after rider charges are deducted) is greater than the PBG and/or the BB (after any Annual Credit is added or Base Doubler is applied). If an Annual Step-Up takes place, the BB, CB, PBG and Lifetime Payment Percentage will be adjusted as follows:

a.	The BB will be increased to the Contract Value, if greater.
b.	The CB will be increased to the Contract Value and the Credit Period will restart, if there is an increase to BB due to an Annual Step-Up.

c.	If the Covered Person’s Attained Age on the Rider Anniversary is in a higher Age Band and (1) there is an increase to BB due to an Annual Step-Up or (2) there was no Annual Step-Up of the BB due to the maximum BB limitation; then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior Withdrawals.

d.	The PBG will be increased to the Contract Value, if greater.

Required Minimum Distributions

If You are taking required minimum distributions (RMD) from this contract and Your RMD is greater than the ALP, the portion of Your RMD that is greater than the lifetime benefit amount will not be subject to Excess Withdrawal Processing provided:

1.	the ALP is established,

2.	the RMD is for this contract alone,

3.	the RMD is based on Your recalculated life expectancy taken from the Uniform Lifetime Table under the Code, and

4.	the RMD amount is otherwise based on the requirements of the Internal Revenue Code Section 401(a)(9), related Code provisions, and regulations thereunder that were in effect on the Rider Effective Date.

Any Withdrawals taken before the ALP is established or withdrawing amounts greater than the RALP that do not meet these conditions will result in Excess Withdrawal Processing.

Any Withdrawals (including RMDs) before the Base Doubler Date will permanently set the Base Doubler to zero.

Investment Options and Limits

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider. The investment options available under the terms of this rider and Your initial investment selection(s) are shown under Contract Data. We reserve the right to add, remove or substitute approved investment options at any time and in Our sole discretion. You may, by Written Request or other method agreed to by Us, change Your choice of investment options or allocation percentages among those currently approved for the rider. We reserve the right to limit the number of transfers allowed each contract year. We also reserve

ICC18 114199-SG	Page 4	(4/18)

the right to close or restrict any approved investment option. Any change will apply to current allocations and/or to future purchase payments or transfers. We will notify You of any changes, or limitations, to the available investment options.

Contract Provision Modifications

Because of the addition of this rider to Your contract, several contract provisions are modified as described above and as further described below.

Reports to Owner

This statement will also show the Benefit Base and the Annual Lifetime Payment, if established. If the ALP is not established, You may contact Us for an estimate of the ALP that will be available when the Covered Person reaches the youngest age in the first Age Band shown under Contract Data, assuming the Benefit Base remains the same until then.

Purchase Payments Provisions

This rider amends the Additional Purchase Payments provision to limit when purchase payments may be paid as described below. It also amends the Payment Limits provision to restrict payments after the first contract year to an amount less than Maximum Purchase Payments Permitted, shown under Contract Data.

The rider prohibits additional purchase payments unless:

1.	the payment is received at time of application or within 90 Days thereafter, or

2.	this is a Tax Qualified Contract where We allow additional purchase payments in any contract year up to the maximum permissible annual contribution described by the Code, or

3.	We allow otherwise on a non-discriminatory basis.

The rider also prohibits additional purchase payments if:

1.	You decline an increase to the annual rider fee as described in the Rider Charges provision, or

2.	the ALP is available and Your Contract Value on any anniversary is less than four times the ALP.

In addition, We reserve the right to change these purchase payment limitations, including making further restrictions, upon written notice.

Allocation of Purchase Payments

Because this rider requires 100% allocation to approved investment options, allocation of purchase payments shall be determined by Your selection from investment options available for this rider.

Transfers of Contract Values

Because this rider requires 100% allocation to approved investment options, transfer privileges granted under the contract are suspended other than: (1) transfers among the available investment options as described in the Investment Options and Limits provision, provided such transfers are not determined to disadvantage other contract Owners or (2) transfers as otherwise agreed to by Us.

Rules for Surrender

Minimum Contract Values following a surrender no longer apply to Your contract.

Surrenders will be taken from Your accounts and subaccounts in the same proportion as Your interest in each bears to the Contract Value unless You specify otherwise.

If Your Contract Value is reduced to zero, the CB and Base Doubler will be permanently set to zero, and there will be no additional Annual Credits and no Base Doubler will be applied. Also, the following will occur:

1.	If the ALP is not established and if the Contract Value is reduced to zero as a result of fees or charges, then the Owner must wait until the ALP would be established, and the ALP will be paid annually until the death of the Covered Person.

2.	If the ALP is established and if the Contract Value is reduced to zero as a result of fees or charges, or as a result of a Withdrawal that is less than or equal to the RALP; then the Owner will receive the ALP paid annually until the death of the Covered Person.

In (1) and (2) above:

•	These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, We have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Plan B under the Tables of Annuity Payout Rates provision.

•	We will no longer accept additional purchase payments.

•	No more charges will be collected for the rider.

•	The current ALP is fixed for as long as payments are made.

•	The death benefit becomes the remaining schedule of Annual Lifetime Payments, if any, until total payments to the Owner and the beneficiary are equal to the PBG at the time the Contract Value falls to zero.

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•	The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year.

•	If the ALP is determined by incorrect information regarding the Covered Person’s birth date, payments will be adjusted. They will be based on what would have been provided using the correct birth date. Any underpayments made by Us will be made up promptly without interest. We reserve the right to recover from You or Your estate any amounts overpaid. If there are any future payments under this rider, overpayments made by Us will be subtracted, without interest, and/or as otherwise legally permissible.

3.	If the ALP is not established and if the Contract Value is reduced to zero as a result of a Withdrawal, this rider and the contract will terminate.

4.	If the ALP is established and if the Contract Value is reduced to zero as a result of a Withdrawal that is greater than the RALP, this rider and the contract will terminate.

Spouse’s Option to Continue Contract

If a spouse chooses to continue the contract under the Spouse’s Option to Continue Contract provision, the rider terminates.

Death Benefit Before the Annuitization Start Date

Under this provision in the contract, a death benefit is payable if the Owner dies.

If the Contract Value is greater than zero when the death benefit becomes payable, the beneficiary may:

•	elect to take the death benefit under the terms of the contract, or

•	if the PBG is greater than zero, elect to take the Principal Back Guarantee available under this rider, or

•	continue the contract under the Spouse’s Option to Continue Contract provision which terminates the rider.

If the beneficiary elects the Principal Back Guarantee under this rider, the following will occur:

1.	If the ALP is established, the ALP on the date of death will be paid until total payments to the beneficiary are equal to the PBG.

2.	If the ALP is not established, the BB on the date of death multiplied by the Lifetime Payment Percentage will be paid annually until total payments to the beneficiary are equal to the PBG. The Lifetime Payment Percentage will be determined based on the youngest age in the first Age Band shown under Contract Data.

In (1) and (2) above:

•	After the date of death, if the CB and Base Doubler are greater than zero, the CB and Base
Doubler will be permanently set to zero, and there will be no additional Annual Credits or Annual Step-Ups and no Base Doubler will be applied.

•	The Lifetime Payment Percentage used will be set as of the date of death.

•	The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year.

Assignment and Change of Ownership

The rider will terminate if there is an assignment or a change of ownership unless the Covered Person remains the same and the new Owner or assignee assumes total ownership of the contract and was an Owner or the Covered Person before the change, or is a non-natural Owner (e.g., an individual ownership changed to an irrevocable trust) or a revocable trust, either holding for the sole benefit of the prior Owner. Joint ownership and joint Annuitants are not allowed while this rider is in force.

Annuity Provisions

If the Annuitization Start Date is the latest date shown under the Change of Annuitization Start Date provision, You can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the rider.

Under the rider’s payout option, the minimum amount payable shown in Plan B under the Tables of Annuity Payout Rates provision will not apply, and You will receive the ALP provided by this rider until the later of the death of the Covered Person or depletion of the PBG. If You choose to receive the ALP, the amount payable each contract year will be equal to the ALP on the Annuitization Start Date. The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year. These annualized amounts will be paid in monthly installments until the later of the death of the Covered Person or the depletion of the PBG. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, We have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Plan B under the Tables of Annuity Payout Rates provision.

If You choose to receive the ALP rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the Annuitization Start Date except for the Principal Back Guarantee.

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Rider Charges

We deduct the charge for this rider once a year from Your Contract Value on Your Contract Anniversary. We pro-rate this charge among the variable subaccounts, but not the Fixed Account, in the same proportion Your interest in each account bears to Your total Variable Account Contract Value on Your Contract Anniversary.

The charge is calculated on Your Contract Anniversary by multiplying the annual rider fee by the greater of the BB (after any Annual Credit is added or Base Doubler is applied) or the Contract Value, unless the Contract Value is greater than the maximum BB shown under Contract Data. In that case, multiply the annual rider fee by the maximum BB.

The annual rider fee may vary with Your investment option and is subject to the Maximum Annual Rider Fee shown under Contract Data.

The Initial Annual Rider Fee(s) associated with the approved investment option(s) are shown under Contract Data. The following describes how Your annual rider fee may increase:

1.	We may increase the annual rider fee for all approved investment options at Our discretion and on a nondiscriminatory basis. Your annual rider fee will increase if We declare an increase to the fee with written notice 30 Days in advance except as described below. The new fee will be in effect on the date We declare in the written notice.

a.	You can decline this increase and therefore all future fee increases if We receive Your Written Request prior to the date of the fee increase, in which case You permanently relinquish:

i.	all future Annual Step-Ups,

ii.	any ability to make additional purchase payments,

iii.	any future Annual Credits, and the CB will be permanently set to zero,

iv.	any increase to the Lifetime Payment Percentage due to changing Age Bands on subsequent birthdays and Rider Anniversaries, and

v.	any future Base Doubler adjustment and the Base Doubler will be permanently set to zero.

b.	You can terminate this rider if Your annual rider fee after any increase is more than 0.25 percentage points higher than Your fee before the increase and if We receive Your Written Request to terminate the rider prior to the date of the increase.

2.	The annual rider fee associated with a specified investment option may change at Our discretion. If You are invested in any investment option that has an increase in the associated annual rider fee, Your annual rider fee will increase.

If more than one rider fee is applicable during a contract year, We will calculate an average annual rider fee, for that contract year only, that reflects the various different fees that were in effect for each investment option that contract year, adjusted for the number of Days each fee was in effect and the percentage of Contract Value allocated to each investment option.

If Your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of Days coverage was in place during the contract year, and further charges for this rider will terminate.

Termination of the Rider

This rider cannot be terminated either by You or Us except as follows:

1.	After the death benefit is payable, the rider will terminate.

2.	Continuation of the contract under the Spouse’s Option to Continue Contract provision will terminate the rider.

3.	Certain assignment and ownership changes as described in the Assignment and Change of Ownership provision will terminate the rider.

4.	On the Annuitization Start Date, if You choose a payout option available under the contract, the rider will terminate.

5.	In relation to certain increases to the annual rider fee as described in the Rider Charges provision, Your Written Request will terminate the rider.

6.	Reduction of the Contract Value to zero under certain situations as described in the Rules for Surrender provision will terminate the rider.

7.	Termination of the contract for any reason will terminate the rider.

RiverSource Life Insurance Company

Secretary

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Guaranteed Lifetime Withdrawal Benefit Rider

Single Life

SecureSource Core PlusSM benefit

Covered Person:	John Doe
Rider Effective Date:	May 1, 2018
Maximum BB, CB, PBG and Base Doubler:	$20,000,000
Maximum CB Date:	The later of (A) the Rider Anniversary
on or after the Owner’s 95th birthday or
(B) the 12th Rider Anniversary.
Credit Period:	12 contract years

Following the start of a Credit Period	Annual Credit Percentage
1st through 12th Rider Anniversary	7%

Age Bands*	Lifetime Payment Percentage
50-58	3.25%
59-64	4.25%
65-74	5.25%
75-79	5.75%
80+	6.25%

*	After the lifetime benefit is established, the Covered Person’s Attained Age at the first Withdrawal will set the Age Band. See the Age Band for the Lifetime Payment Percentage provision for exceptions.

Base Doubler Date: The later of the 12th Rider Anniversary or the Rider Anniversary on or following the 70th birthday of the Covered Person.

Purchase Payments	Base Doubler Percentage
Payments received before the first Rider Anniversary	200%
Payments received thereafter	100%

Initial Investment Selection(s)	Payment Allocation Percentage
Columbia VP - Managed Volatility Conservative Fund	50%
Columbia VP - Managed Volatility Growth Fund	50%

Approved Investment Options/Allocation Restrictions and Limitations: This rider requires allocation of purchase payments and Contract Value to one or more approved investment options for this rider.

Portfolio Stabilizer Funds	Initial Annual Rider Fee
Columbia VP - Managed Volatility Conservative Fund	1.50%
Columbia VP - Managed Volatility Conservative Growth Fund	1.50%
Columbia VP - Managed Volatility Moderate Growth Fund	1.50%
Columbia VP - Managed Volatility Growth Fund	1.50%
Columbia VP - U.S. Flexible Conservative Growth Fund	1.50%
Columbia VP - U.S. Flexible Moderate Growth Fund	1.50%
Columbia VP - U.S. Flexible Growth Fund	1.50%
Columbia VP - Managed Risk Fund	1.50%
Columbia VP - Managed Risk U.S. Fund	1.50%
Special DCA Fixed Account	1.50%

•	The Maximum Annual Rider Fee is 2.75%.

•	Annual Rider Fees associated with Your choice of investment option(s) may increase at Our discretion with 30 Days written notice, subject to the Maximum Annual Rider Fee. See the Rider Charges provision.

•	Payments may also be allocated to the Special DCA Fixed Account for transfer to approved investment option(s) You select.

•	We reserve the right to add, remove or substitute approved investment options.

•	We reserve the right to limit the number of transfers allowed each contract year.

ICC18 DP114199-SG